Exhibit 99.1

Trex Company, Inc.

Pro Forma Profit and Loss Statement

Three Months Ended September 30

(amounts in 000’s)

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
	Q3 ‘08 Reported	Adjustments	Q3 ‘08 Pro Forma	Q3 ‘07 Reported	Adjustments	Q3 ‘07 Pro Forma
Net sales	$85,379	$0	$85,379	$63,971	$20,114	$84,085
Cost of sales	$61,827	$(2,291)	$59,536	$73,631	$(9,400)	$64,231

Gross profit	$23,552	$2,291	$25,843	$(9,660)	$29,514	$19,854
% of Net sales	27.6%		30.3%	-15.1%		23.6%

SG&A expenses	$15,112	$(458)	$14,654	$52,074	$(34,599)	$17,475
% of Net Sales	17.7%		17.2%	81.4%		20.8%
Income from operations	$8,440	$2,749	$11,189	$(61,734)	$64,113	$2,379

% of Net sales	9.9%		13.1%	-96.5%		2.8%

Pro Forma Adjustments

1. Q3 ‘08 - Total adjustments of $2.7 million: $2.3 million of adjustments to cost of sales comprised of $1.4 million related to inventory valuation adjustments for finished goods product that was manufactured at the Company's idled Olive Branch site and $0.9 million of freight expense to move inventories from the Olive Branch site to our other two production facilities; $0.5 million of adjustments to SG&A expenses related to incremental incentive compensation compared to Q3 '07 and severance charges.

2. Q3 ‘07 - Total adjustments of $64.1 million: $20.1 million of adjustments to net sales primarily for material costs related to West Coast production that exhibited surface flaking characteristics; $9.4 million of adjustments to cost of sales related to inventory valuation adjustments; $34.6 million of adjustments to SG&A expenses, all of which related to West Coast production that exhibited surface flaking characteristics. Total charges to net sales and SG&A expenses for the West Coast surface flaking was $54.3 million, which includes actual expenditures for claims paid during the three-month period and the increase to the warranty reserve during the three-month period. Effective October 1, 2007, these costs have been recognized against the warranty reserve.

Trex Company, Inc.

Pro Forma Profit and Loss Statement

Nine Months Ended September 30

(amounts in 000’s)

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
	YTD ‘08 Reported	Adjustments	YTD ‘08 Pro Forma	YTD ‘07 Reported	Adjustments	YTD ‘07 Pro Forma
Net sales	$299,905	$0	$299,905	$298,663	$25,367	$324,030
Cost of sales	$215,372	$(4,743)	$210,629	$254,530	$(11,254)	$243,276

Gross profit	$84,533	$4,743	$89,276	$44,133	$36,621	$80,754
% of Net sales	28.2%		29.8%	14.8%		24.9%

SG&A expenses	$54,338	$(7,457)	$46,881	$91,974	$(36,105)	$55,869
% of Net Sales	18.1%		15.6%	30.8%		17.2%
Income from operations	$30,195	$12,200	$42,395	$(47,841)	$72,726	$24,886

% of Net sales	10.1%		14.1%	-16.0%		7.7%

Pro Forma Adjustments

1. YTD ‘08 - Total adjustments of $12.2 million: $4.7 million of adjustments to cost of sales, $3.2 million of which related to inventory valuation adjustments, primarily related to inventory manufactured at the Company's idled Olive Branch site, $0.9 million of freight expense to move inventories from the Olive Branch site to our other two production facilities and $0.6 million related to a change in the depreciable lives on certain assets related to raw material storage; $7.5 million of adjustments to SG&A expenses, $5.7 million of which related to incremental incentive compensation compared to the YTD '07 period due to improved financial performance, $1.0 million due to severance expense, primarily related to the first quarter reduction in force, and $0.8 million of costs related to a patent infringement legal proceeding.

2. YTD ‘07 - Total adjustments of $72.7 million: $25.3 million of adjustments to net sales primarily for material costs related to West Coast production that exhibited surface flaking characteristics; $11.3 million of adjustments to cost of sales related to inventory valuation adjustments; $36.1 million of adjustments to SG&A expenses, $39.4 million of which related to West Coast production that exhibited surface flaking characteristics and a $3.25 million credit for a settlement with ExxonMobil which represented a portion of the attorney's fees incurred by the Company in connection with a patent infringement litigation. Total charges to net sales and SG&A expenses for the West Coast surface flaking was $64.0 million, which includes actual expenditures for claims paid during the nine-month period and the increase to the warranty reserve during the nine-month period. Effective October 1, 2007, these costs have been recognized against the warranty reserve.